Exhibit 10.1

Hercules Offshore, Inc.

HERO Annual Performance Bonus Plan

Effective January 1, 2012

Section 1. Introduction

Hercules Offshore, Inc. (the “Company”) establishes the “HERO Annual Performance Bonus Plan,” (the “Plan”) effective January 1, 2012, for the benefit of eligible employees. The Plan is designed to link a portion of eligible employees’ total compensation to the attainment of specific performance measures that the Company establishes from time to time. The Plan provides an annual bonus opportunity for eligible employees.

Section 2. Eligible Employees

All employees of the Company and its affiliates who are in a designated onshore position are eligible to participate in the Plan if they are employed before October 1 of the calendar year to which the annual bonus opportunity relates. Eligibility for or receipt of an annual bonus is not automatic, retroactive or a guarantee for future annual bonuses. Actual receipt of an annual bonus for a given calendar year depends on satisfaction of one or more performance goals established by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and requires the employee to be employed on the date of payment.

The following individuals are not eligible to participate in the Plan for any period during which they perform services for the Company in any of the following capacities: individuals classified on the payroll as temporary employees (whether or not hired through a temporary employment agency), interns, independent contractors, or consultants. If any such excluded individual is later reclassified as an employee by a governmental agency, court or any other entity, he will be eligible to participate in the Plan as of the date the individual is reclassified (if otherwise eligible). In no event will participation in such circumstance be retroactive.

Section 3. Plan Design

(a) In General. Subject to Sections 4 and 6, an annual bonus will be payable for a calendar year as a percentage of an eligible employee’s compensation (as defined in subsection (c)) in effect as of December 31 if the performance goals established by the Committee are met and the employee is employed on the date of payment. The amount of any annual bonus payable will depend on the level of actual achievement of the pre-established goals and whether an eligible employee satisfies all other terms and conditions for receipt of an annual bonus, including employment with the Company on the date of payment. The Committee may establish threshold, target and maximum payout levels, which may vary by division, subsidiary, business unit, function, or any other criteria determined by the Committee.

(b) Performance Period and Goals.

(1) For any given calendar year, the Committee, in its sole discretion, may establish one or more performance periods during a calendar year during which all or part of an annual bonus may be earned or awarded as a result of the achievement of one or more performance goals. The Committee may also establish a performance period for a particular performance goal. For example, if safety is a performance goal, safety may be evaluated and measured on a 12 month period. In contrast and for example, if certain financial metrics are a performance goal, the financial metrics may be evaluated and measured on a six month performance period.

(2) Before the beginning of a performance period or as soon as practicable thereafter, the Committee will establish, in writing, the performance goals applicable to the Company and/or each eligible employee. The Committee, in its sole discretion, will determine the performance goals, which will include without limitation, the execution of objectives related to the Company’s and/or a division’s operating and strategic plans and/or individual goals, provided that the outcome regarding attainment of such performance goals will be substantially uncertain at the time the goals are established. The Committee will determine any individual performance goals for the President and his direct reports. In all other cases, an employee’s supervisor will determine an eligible employee’s individual performance goals.

As determined by the Committee, in its sole discretion, the performance goals for any performance period may (a) differ from eligible employee to eligible employee, (b) be based any combination of corporate, division, subsidiary, business unit, function and/or individual goals, and/or (c) be measured on an absolute basis or in relation to a peer group or index. More than one performance goal may be established and multiple goals may have the same or different weightings. Various achievement levels of performance for each performance goal may be established. Annual bonuses may contain such additional terms and conditions as the Committee, in its discretion, determines, as long as such terms and conditions are not inconsistent with the Plan. The Committee, in its sole discretion, may make adjustments (either up or down) to one or more performance goals after the performance period has begun, provided any such adjustment does not make achievement of the performance goals substantially certain.

(c) Compensation. Subject to Section 4, compensation for an eligible employee paid on a salaried basis means his base salary rate in effect at December 31 of the calendar year to which the annual bonus relates. Subject to Section 4, compensation for an eligible employee paid on an hourly basis means his total earnings (disregarding any pre-tax deferrals made to Company benefit plans) in effect at December 31 of the calendar year to which the annual bonus relates.

(d) Notification of Performance Period and Goals. The Committee, Chief Executive Officer and President or an employee’s supervisor, as appropriate, will inform eligible employees of the performance period, goals and respective threshold, target and maximum payout levels and any other applicable terms and conditions.

(e) Approval of Performance Goals. The Committee will approve actual achievement of operational performance goals and the maximum amount that can be paid for all annual bonuses based on actual achievement before annual bonuses are granted and paid. The Committee will approve actual achievement of individual goals for the President and Chief Executive Officer and his direct reports. Each supervisor will approve actual achievement of individual goals for their reports. An eligible employee’s compliance with Company policies, procedures and practices, including, but not limited to, the Company’s ethics policies, is essential to the annual bonus determination.

(f) Payment. Payment will be made in a lump sum no later than March 15 of the calendar year following the calendar year in which the annual bonus was earned, provided the eligible employee is employed by the Company on the payment date. The Company will withhold all required taxes and make any other required deductions from payments made under the Plan. Payments of annual bonuses under the Plan are intended to be exempt from Internal Revenue Code Section 409A as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4). The Plan will be administered and interpreted consistent with this intent.

Section 4. Employment Status Changes. The Chief Executive Officer and President or the Committee will have full discretion to determine the proper calculation for any proration required by this Section.

(a) New Hires. An otherwise eligible employee hired before October 1 is eligible to participate in the Plan on a pro rata basis for the calendar year of hire. An otherwise eligible employee hired on or after October 1 is not eligible for participation in the Plan for the calendar year of hire.

(b) Leaves of Absence. If an eligible employee is on a leave of absence, the period of the leave may be included or excluded in the calculation of any annual bonus payout, as follows:

(1) A leave of absence taken pursuant to the Company’s short-term disability policy or the Family Medical Leave Act (beyond the short-term disability period, if applicable) will be included in the calculation of the annual bonus payout.

(2) An unpaid leave of absence (other than a leave taken pursuant to the Family Medical Leave Act) and any leave under the Company’s long-term disability policy will be excluded in the calculation of any annual bonus payout.

Notwithstanding the foregoing, the Committee has the discretion to include the period of a leave of absence for a portion of any annual bonus calculation. For example, if safety is a performance goal, then the Committee has the discretion to include the period of a leave of absence when calculating the amount of the annual bonus attributable to achievement of this performance goal.

(c) Promotion or Status Changes.

(1) Unless the Chief Executive Officer and President determines otherwise, if an eligible employee is promoted or demoted to a position or a division covered by different performance goals and/or annual bonus payout levels, the eligible employee will receive an annual bonus payout based on achievement of the performance goals for the position or division and his compensation at December 31 of the year in which the promotion or demotion occurs.

(2) If an individual transfers from an ineligible employee to an eligible employee or vice-versa during the calendar year, the individual will be eligible to participate in the Plan for time spent as an eligible employee and any annual bonus payout calculation will be prorated for time spent as an eligible employee. The compensation used to calculate the prorated annual bonus payout will be the compensation in effect at the earlier of the last day on which he performs services as an eligible employee or December 31 of the year in which the transfer occurs.

(d) Terminations.

(1) An eligible employee who elects to retire, is involuntarily terminated for reasons other than cause, or who dies during a performance period will be entitled to receive a prorata amount of an annual bonus payout, based on actual achievement for time spent as an active eligible employee, if and when the Committee approves the annual bonus payouts and does not otherwise cancel payment. For purposes of the Plan, “retire” means a termination of employment on or after age 55 and completion of 10 years of service. In the event of death, any payment will be made to the eligible employee’s estate.

(2) An eligible employee who voluntarily resigns (other than due to retirement) from the Company during the performance period will not be eligible to receive an annual bonus.

(3) An eligible employee who is terminated for cause, as determined by the Company, in its discretion, whether during the performance period or after the performance period and before actual payouts, will not receive an annual bonus.

Section 5. Clawback Policies

Any bonuses payable under the Plan are subject to any policy, whether in existence as of January 1, 2012 or later adopted, established by the Company that provides for the clawback or recovery of amounts that were paid to an employee under circumstances requiring clawback or recovery as set forth in the policy. Such policy will apply even if the employee is not subject to the policy when the bonus was earned, but the employee later becomes subject to the policy. The Company, or Committee, will make any determinations for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 6. Plan Administration

(a) Except where otherwise noted in the Plan, the Committee has overall responsibility for and authority under the Plan and may delegate any of its responsibility and authority as it determines. Annual bonus determinations and payouts are within the complete and sole discretion of the Committee. The Committee has the authority to delegate any or all of its authority. In addition to the authority expressed in the Plan, the Committee has the responsibility and authority, without limitation to:

(1) adjust (either up or down) any or all awards, which includes the unilateral right to eliminate any or all annual bonuses for any year despite achievement of performance measures, even if such decision is made after the end of the performance period;

(2) with respect to any employee, reduce or even cancel awards in the event an eligible employee has demonstrated a lower level of performance than expected, whether or not the performance levels have been met;

(3) pay discretionary bonuses;

(4) establish all other terms and conditions, not inconsistent with the terms of the Plan;

(5) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it will from time to time deem advisable; and

(6) interpret the terms and provisions of the Plan.

(b) The Chief Executive Officer and President will determine questions of eligibility and ensure the proper administration of the Plan.

(c) All decisions made by the Committee or its delegate pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including the Company and all participants.

Section 7. Amendment and Termination Authority

Eligible employees do not have any vested right to an annual bonus under the Plan. The Committee, or its delegate, reserves the right in its sole discretion to amend, modify, suspend or terminate the Plan at any time, in any respect, retroactively or otherwise. Such amendment or termination will be effected by a written instrument signed by the Chief Executive Officer and President of the Company or Vice President Human Resources.

Section 8. General Provisions

(a) Claims for Benefits. Generally, eligible employees do not need to make a claim for benefits under the Plan to receive payment of any annual bonus determined to be payable. However, if an employee believes he is entitled to an annual bonus, or to a greater annual bonus amount than are paid under the Plan, the employee may file a claim in writing to the Vice President Human Resources. An employee has the right to appeal that decision to the Chief Executive Officer and President of the Company that has the discretionary authority to determine eligibility for Plan benefits, construe the terms of the Plan, make factual determinations, and grant or deny benefits under this Plan. Any decision will be final and conclusive with respect to all questions concerning the administration of the Plan.

(b) Other Company Benefits. Whether bonuses are considered eligible compensation for any of the Company benefits plans is determined by the terms and conditions of each particular benefit plan.

(c) Recovery of Payments Made by Mistake. An eligible employee will be required to return to the Company any annual bonus, or portion thereof, made by a mistake of fact or law, and the Company will have all remedies available at law for the recovery of such amounts.

(d) No Representations Contrary to the Plan. No employee, officer or director of the Company has the authority to alter, vary or modify the terms of the Plan, other than by means of a duly approved written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments will be binding upon the Plan or the Company.

(e) No Employment Rights. The Plan does not confer employment rights upon any person. No person will be entitled, by virtue of the Plan or receipt of any annual bonus, to remain in the employ of the Company and nothing in the Plan will restrict the right of the Company to terminate the employment of any eligible employee or other person at any time.

(f) Plan Funding. No eligible employee will acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any annual bonus payable under the Plan is an unfunded obligation of the Company and will be paid from the general assets of the Company. No employee, officer, director or agent of the Company guarantees in any manner the payment of any annual bonus.

(g) Applicable Law. The Plan will be governed and construed in accordance with the laws of the State of Texas.

(h) Severability. If a Plan provision is found, held or deemed by the Company or a court of competent jurisdiction to be void, unlawful or unenforceable in any respect in any jurisdiction, the provision will be severed from the Plan and the remainder of the Plan will continue in full force and effect.